UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

(Preliminary)

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

Sunshine Biopharma, Inc.
(Exact name of registrant as specified in its charter)

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WE ARE NOT ASKING FOR A PROXY AND

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Sunshine Biopharma, Inc.

1177 Avenue of the Americas

5th Floor

New York, NY 10036

INFORMATION STATEMENT
(Preliminary)

Notice of Action Taken Without a Stockholders Meeting

General Information

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of record as of the close of business on March 4, 2024 (the “Record Date”), of the common stock, par value $0.001 per share (the “Common Stock”), of Sunshine Biopharma, Inc., a Colorado corporation (the “Company”), to notify such Stockholders that on March 4, 2024, the Company received written consent in lieu of a meeting of Stockholders from Dr. Steve Slilaty, our Chief Executive Officer, the holder of approximately 57.4% of the total issued and outstanding shares of voting securities of the Company and written consent in lieu of a meeting of our Company’s Board of Directors (the “Board”) approving such actions as are necessary for the Company to proceed to, and the Company accordingly intends to, effectuate up to a one-for-two hundred (1:200) reverse stock split of our issued and outstanding shares of Common Stock, with the exact ratio to be determined by the Board in its sole discretion (the “Reverse Stock Split”).

Pursuant to Rule 14c-2 under the Exchange Act, the corporate actions described in this Notice can be taken no sooner than 20 calendar days after the accompanying Information Statement is first sent or given to the Company’s stockholders. We are mailing this Information Statement to our stockholders on or about March ____, 2024.

Please review the Information Statement included with this Notice for a more complete description of this matter. This Information Statement is being sent to you for informational purposes only. This Information Statement is accordingly circulated to advise that the Reverse Stock Split has been approved by written consent of the stockholder who collectively holds a majority of the voting power of our capital stock.

By Order of the Board of Directors,
March 5, 2024
/s/ Dr. Steve Slilaty
Dr. Steve Slilaty
Chief Executive Officer and Chairman

Sunshine Biopharma, Inc.

1177 Avenue of the Americas

5th Floor

New York, NY 10036

INFORMATION STATEMENT

(Preliminary)

Notice of Action Taken Without a Stockholders Meeting

This Information Statement is being provided to you by the
Board of Directors of Sunshine Biopharma, Inc.

WE ARE NOT ASKING FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND A PROXY

This Information Statement and the Notice of Action Taken Without a Stockholders’ Meeting (jointly, the “Information Statement”) is furnished by the Board of Directors (the “Board”) of Sunshine Biopharma, Inc. (“we,” “us,” or “our”), a Colorado corporation, to the holders of our common stock, par value $0.001 per share (the “Common Stock”) as of March 4, 2024 (the “Record Date”), to provide information with respect to action taken by the written consent of Dr. Steve Slilaty, who holds a majority of the voting power of the stockholders of the Company (the “Majority Stockholder”). In order to eliminate the costs involved in holding a special meeting of our stockholders, the Board voted to utilize the written consent of the Majority Stockholder. This Information Statement is accordingly circulated to advise the stockholders of action already approved by written consent of the Majority Stockholder.

On December 7, 2023, at the Company’s annual meeting of stockholders, our stockholders approved a reverse stock split of the Company’s Common Stock by a ratio of not less than 1-for-2 and not more than 1-for-40 at any time prior to the one year anniversary of filing a definitive information statement with respect to the reverse split, with the Board having the discretion as to whether or not the reverse split is to be effected, with the exact ratio of any reverse split to be set at a whole number within the above range as determined by the Board in its discretion. On March 4, 2024, our Chief Executive Officer and Chairman, Dr. Steve N. Slilaty signed a majority written consent and our Board of Directors signed a unanimous written consent to increase the previously approved maximum reverse split ratio from up to 1-for-40 to up to 1-for-200 with the exact ratio to be determined by the Board in its sole discretion (the “Reverse Stock Split”). This action was undertaken as a result of our stock price having declined from approximately $0.25 per share to approximately $0.05 per share. Accordingly, the Reverse Stock Split has been approved, and neither a meeting of our stockholders nor additional written consents are necessary in connection with such action.

On March 24, 2023, the Company received a letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying us that for the previous 30 consecutive business days, the bid price for our Common Stock had closed below the minimum $1.00 per share requirement for continued listing under Nasdaq's Listing Rule 5550(a)(2) (the “Minimum Bid Requirement”). Such notification did not impose an immediate effect on the listing or trading of the Company’s Common Stock on Nasdaq. On September 21, 2023, the Company received another notification letter from Nasdaq advising that the Staff had determined that the Company was eligible for an extension of an additional 180 calendar day period, or until March 18, 2024, to cure the bid price deficiency. On February 28, 2024, the Company received a notification letter from Nasdaq advising that the Staff had determined that as of February 27, 2024, the Common Stock had a closing bid price of $0.10 or less for ten consecutive trading days and accordingly, the Company was subject to the provisions contemplated under Listing Rule 5810(c)(3)(A)(iii) (the “Low Priced Stocks Rule”). Accordingly, Nasdaq determined to remove the Company’s securities from listing and registration on Nasdaq, subject to the procedures set forth in the Nasdaq Listing Rule 5800 Series which provide the Company with the opportunity to appeal this determination. If the Company failed to file such appeal by March 6, 2024, trading of the Company’s Common Stock would be suspended at the opening of business on March 8, 2024, and a Form 25-NSE would be filed with the Securities and Exchange Commission (the “SEC”), which would remove the Company’s securities from listing and registration on Nasdaq. On February 28, 2024, the Company submitted such appeal, and a hearing has been scheduled for April 25, 2024. Accordingly, the delisting action referenced in the Staff’s determination letter has been stayed, pending a final written decision by the Nasdaq Hearings Panel.

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We believe that the Reverse Stock Split is a key element of our strategy to regain compliance with the Nasdaq standard.

Currently, we have authorized 3,000,000,000 shares of our Common Stock and 99,452,865 shares of Common Stock are issued and outstanding. Following the Reverse Stock Split, we will still have 3,000,000,000 shares of Common Stock authorized, but we will only have 497,265 shares of our Common Stock issued and outstanding if we effectuate the maximum Reverse Stock ratio of one-for-two hundred (1:200).

THE REVERSE STOCK SPLIT

We will effectuate up to a one-for-two hundred (1:200) Reverse Stock Split of our issued Common Stock, with the exact ratio to be determined by the Board in its sole discretion. As of the date of this Information Statement, we have 99,452,865 shares of Common Stock issued and outstanding. The effect of the maximum Reverse Stock Split ratio is that each 200 shares of our Common Stock outstanding immediately prior to the date (the “Effective Date”) on which the Reverse Stock Split takes effect (the “Old Shares”) will be automatically converted into one (1) share of our Common Stock (the “New Shares”), reducing the number of outstanding shares of our Common Stock to approximately 497,265 shares, subject to rounding. Fractional shares will be rounded up.

The Effective Date for the Reverse Stock Split is anticipated to occur in April 2024.

Our Common Stock will be quoted on Nasdaq at the post Reverse Stock Split price after the Effective Date. The trading symbol will not change for our Common Stock on the Nasdaq in post-split trading. The New Shares will be fully paid and non-assessable. The New Shares will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Old Shares.

The Reverse Stock Split will have the following effects upon our Common Stock (assuming the maximum Reverse Stock Split of one-for-two hundred (1:200) is effectuated):

1.	The number of shares owned by each holder of Common Stock will be reduced two hundred-fold;

2.	The number of shares of our Common Stock which will be issued and outstanding after the Reverse Stock Split will be reduced from 99,452,865 shares of our Common Stock to approximately 497,265 shares, subject to rounding.

3.	The per share loss and net book value of our Common Stock will be increased because there will be a lesser number of shares of our Common Stock outstanding;

4.	The stated capital on our balance sheet attributable to the Common Stock will be decreased 200 times its present amount and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased; and

5.	The total number of Stockholders will not change.

Reasons for and Possible Consequences of the Reverse Stock Split

The primary reason that we are executing the Reverse Stock Split is to comply with specific listing requirements of Nasdaq. As we noted above and in prior filings, the Company received notification from the Staff that the Company does not presently comply with the Minimum Bid Requirement and the Low Priced Stocks Rule. Accordingly, Nasdaq determined to remove the Company’s securities from listing and registration on Nasdaq, subject to the procedures set forth in the Nasdaq Listing Rule 5800 Series which provide the Company with the opportunity to appeal this determination. If the Company failed to file such appeal by March 6, 2024, trading of the Company’s Common Stock would be suspended at the opening of business on March 8, 2024, and a Form 25-NSE would be filed with the SEC, which would remove the Company’s securities from listing and registration on Nasdaq. On February 28, 2024, the Company submitted such appeal and a hearing has been scheduled for April 25, 2024. Accordingly, the delisting action referenced in the Staff’s determination letter has been stayed, pending a final written decision by the Nasdaq Hearings Panel.

To remedy this situation the Board has authorized the Reverse Stock Split with the primary intent of increasing the per share trading price of the Common Stock, which is listed on the Nasdaq Capital Market under the symbol “SBFM.” The Reverse Stock Split is being effectuated in order to raise the trading price of the Common Stock so that we can regain compliance with the Minimum Bid Price Rule and Low Priced Stocks Rule. The Company will be deemed to cure the minimum price per share deficiency if its stock price exceeds $1.00 per share and the price remains above that level for at least the 10 trading days following the effectiveness of the Reverse Stock Split.

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In addition, the Board believes that the increased market price of the Common Stock expected as a result of implementing the Reverse Stock Split will improve the marketability and liquidity of the Common Stock for our stockholders and will encourage interest and trading in the Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the Common Stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The effect of the Reverse Stock Split upon the market price for the Company's Common Stock cannot be predicted with certainty, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per share of the Company's Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of Common Stock outstanding as a consequence of the Reverse Stock Split. The market price of the Company's Common Stock may also be based on its performance and other factors, some of which may be unrelated to the number of shares outstanding. If the market price of the Company's Common Stock declines after the Reverse Stock Split, the percentage decline as an absolute number and as a percentage of the Company's overall capitalization may be greater than would occur in the absence of a Reverse Stock Split.

Anti-Takeover Effects

The Reverse Stock Split of our Common Stock, after being effectuated, will have the effect of decreasing the number of issued and outstanding shares of Common Stock, while leaving unchanged the number of authorized shares of Common Stock. We will continue to have 3,000,000,000 authorized shares of our Common Stock after the Reverse Stock Split. However, while the total number of authorized shares will not change, after the Effective Date of the Reverse Stock Split, the number of authorized but unissued shares of Common Stock effectively will be increased significantly by the Reverse Stock Split, because the 99,452,865 shares outstanding prior to the Reverse Stock Split, approximately 3.3% of the 3,000,000,000 authorized shares, will be reduced to approximately 497,265 shares (assuming the maximum Reverse Stock Split ratio of one-for-two hundred (1:200) is effectuated), or less than 1% of the 3,000,000,000 authorized shares.

In the future, if additional authorized shares of Common Stock are issued, it may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock. Further, management might use the additional shares to resist or frustrate a third-party transaction by, for example, diluting the stock ownership of persons seeking to obtain control of the Company.

Actions Authorized by a Voting Majority But Not Yet Effective

On March 4, 2024, we authorized by unanimous written consent of the Board and the Majority Stockholder up to the proposed one-for-two hundred (1:200) Reverse Stock Split of our issued and outstanding Common Stock, with the exact ratio to be determined by the Board in its sole discretion.

This action shall be effective after at least 20 days after the distribution of this Information Statement and the delivery of timely notice to Nasdaq and our stockholders. The Reverse Stock Split will become effective through the filing of the Articles of Amendment to the Company’s Articles of Incorporation with the Secretary of State of the State of Colorado. Immediately prior to the effectiveness of the Reverse Stock Split, the Old Shares will be converted into the New Shares, automatically and without any action on the part of the stockholders, and in accordance with the Reverse Stock Split ratio of up to one-for-two hundred (1:200).

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Exchange of Stock Certificates; Fractional Shares

On the Effective Date, the Reverse Stock Split, automatically, without any action on the part of any shareholder, the Company’s issued and outstanding shares of Common Stock (“Old Common Stock”) shall be converted into new shares of Common Stock (“New Common Stock”). Each holder of a certificate or certificates, which, immediately prior to the Effective Date, represented outstanding shares of Old Common Stock, will, from and after the Effective Date, be entitled to receive a certificate or certificates representing the shares of New Common Stock into which the shares of Old Common Stock are reclassified in connection with the Reverse Stock Split.

Until surrendered, we will deem outstanding certificates representing shares of Old Common Stock (the “Old Certificates”) held by shareholders to be cancelled and only to represent the number of whole shares of New Common Stock to which these shareholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for certificates representing the appropriate number of whole shares of New Common Stock (the “New Certificates”). If an Old Certificate has a restrictive legend on the back of the Old Certificate, the New Certificate will be issued with the same restrictive legend on the back of the New Certificate.

Shareholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as shareholders whose shares are registered in their names, and nominees will be instructed to affect the Reverse Split for their beneficial holders. However, nominees may have different procedures and shareholders holding shares in street name should contact their nominees. Shareholders will not have to pay any service charges in connection with the exchange of their certificates.

Our Board does not intend to issue fractional shares in connection with the Reverse Stock Split. Therefore, we do not expect to issue certificates representing fractional shares. In lieu of issuing fractional shares, the Company will round shares up to the nearest whole number and all shares of Old Common Stock eliminated as a result of the Reverse Split will be cancelled. Shareholders who otherwise would be entitled to receive fractional shares because they hold, as of the Effective Date of the Reverse Split, a number of shares of our Old Common Stock not evenly divisible will be entitled to one share of New Common Stock.

Accounting Consequences

Pursuant to the Reverse Stock Split, the par value of the Common Stock will remain $0.001 per share. Upon the Effective Date, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the Reverse Stock Split ratio determined by the Board (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of our Common Stock outstanding.

Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our Common Stock. This summary addresses the tax consequences only to a beneficial owner of our Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Common Stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular shareholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to persons that may be subject to special treatment under U.S. federal income tax law or persons that do not hold our Common Stock as “capital assets” (generally, property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

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If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

Each stockholder should consult his, her or its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the Reverse Stock Split.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, no gain or loss should be recognized by a U.S. holder upon the Reverse Stock Split. Accordingly, the aggregate tax basis in the Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the Common Stock surrendered and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered.

QUESTIONS AND ANSWERS ABOUT THE REVERSE STOCK SPLIT

Q. Why did I receive this Information Statement?

A. Applicable laws require us to provide you notice of action taken by the majority of voting securities without a meeting, as well as to provide information regarding the Reverse Stock Split even though your vote is neither required nor requested in order for the Reverse Stock Split to become effective.

Q. Why am I not being asked to vote on the Reverse Stock Split?

A. The holders of shares comprising a majority of the issued and outstanding shares of voting capital stock have already approved the Reverse Stock Split pursuant to a written consent in lieu of a meeting of the consenting stockholders. Such approval, together with the approval of the Company’s Board, is sufficient under Colorado law, and no further approval by our stockholders is required.

Q. What do I need to do now?

A Nothing. This Information Statement is purely for your information and does not require or request you to do anything.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Pre-Split

The following table sets forth certain information regarding the ownership of Common Stock as of March 4, 2024 (pre-Reverse Stock Split), by (i) each of our directors, (ii) each of our executive officers, (iii) all of our directors and executive officers as a group, and (iv) any person or group as those terms are used in Section 13(d)(3) of the Exchange Act, believed by us to beneficially own more than 5% of our Common Stock. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. The percentages listed are based upon 99,452,865 shares of Common Stock and 130,000 Series B Preferred shares outstanding as of March 4, 2024. Unless otherwise indicated, the address of each holder is c/o Sunshine Biopharma, Inc., 1177 Avenue of the Americas, 5th Floor, New York, NY 10036.

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Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Common	Dr. Steve N. Slilaty(1)	3,821,024	(3)	3.8%
Preferred		130,000	(2)	100%

Common	Camille Sebaaly(1)	174,465		*

Common	Dr. Abderrazzak Merzouki(1)	116,720		*

Common	Dr. Andrew Keller(1)	0		*

Common	David Natan(1)	0		*

Common	Dr. Rabi Kiderchah(1)	1,625		*

Common	Malek Chamoun(1)	3,700,000	(3)	3.7%

Common	Marc Beaudoin(1)	0		*

Common	All Officers and Directors as Group (8 persons):	4,113,834	(2)(3)	4.1%

___________________

* Less than 1%.

(1)	Officer and/or director of our Company.
(2)	Includes 130,000 shares of the Company’s Series B Preferred Stock. Each share of Series B Preferred Stock is entitled to 1,000 votes.
(3)	Includes 3,700,000 common shares owned by Malek Chamoun, the President of Nora Pharma Inc., a company acquired by the Company in October 2022. Dr. Slilaty controls the voting of Mr. Chamoun’s shares through a voting agreement between Mr. Chamoun and Dr. Slilaty dated October 20, 2022.

ADDITIONAL AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with such act we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. Such reports and other information are available at the SEC’s website at www.sec.gov.

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FORWARD-LOOKING STATEMENTS

This Information Statement may contain certain “forward-looking” statements (as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations, and releases) representing our expectations or beliefs regarding us. These forward-looking statements include, but are not limited to, statements concerning our operations, economic performance, financial condition, and prospects and opportunities. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including factors discussed in this and other of our filings with the SEC.

CONTACT INFORMATION

All inquiries regarding us should be addressed to our principal executive offices:

Sunshine Biopharma, Inc.

1177 Avenue of the Americas

5th Floor

New York, NY 10036

By Order of the Board of Directors,
March 5, 2024
/s/ Dr. Steve Slilaty
Dr. Steve Slilaty
Chief Executive Officer

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